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                                                                     EXHIBIT 5.1


                       [LETTERHEAD OF ROGERS & WELLS LLP]


July 28, 1998

Metallurg Holdings, Inc.
800 The Safeguard Building
435 Devon Park Drive
Wayne, PA 19087

Ladies and Gentlemen:

We have acted as special counsel for Metallurg Holdings, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-4 (the "Registration Statement") relating to the proposed offer by the Company to exchange $121,000,000 aggregate principal amount of the Company's 12 3/4% Series A Senior Discount Notes due 2008 (the "Old Notes") for a like amount of the Company's 12 3/4% Series B Senior Discount Notes due 2008 (the "New Notes"). The Old Notes were issued, and the New Notes will be issued, pursuant to an Indenture dated July 13, 1998 (the "Indenture") by and between the Company and United States Trust Company of New York, as trustee.

In acting as special counsel to the Company, we have examined (i) the Registration Statement, (ii) the Indenture, (iii) the form of the New Notes and (iv) originals or copies of such other documents, corporate records, certificates and instruments as we have deemed necessary for purposes of this opinion. In examining all such documents, we have assumed the genuineness of all signatures, the authenticity of all documents purporting to be originals, and the conformity to the respective originals of all documents purported to be copies.

Based on the foregoing and such examination of law as we have deemed necessary and subject to the assumptions, qualifications and exceptions contained herein, we are of the opinion that the New Notes have been duly authorized by the Company and, when issued, executed and authenticated in accordance with the terms of the Indenture and delivered in exchange for the Old Notes in the manner set forth in the Registration Statement, will constitute legal, valid, binding and enforceable obligations of the Company subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) the effect of general principles of equity (regardless of

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Metallurg Holdings, Inc.                 2                         July 28, 1998

whether considered in a proceeding in equity or at law).

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus that forms a part thereof. In granting this consent, we do not admit that we are with the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/S/ ROGERS & WELLS LLP